EXHIBIT 6

August 20, 2003

I, Marek Ochman, the Director of the Legal Department of the Ministry of Finance of the Republic of Poland, have examined the Registration Statement under Schedule B filed with the United States Securities and Exchange Commission on even date herewith (the “Registration Statement”), and the form of Fiscal Agency Agreement filed as an Exhibit to Registration Statement No. 333-89650 and incorporated by reference to the Registration Statement (the “Fiscal Agency Agreement”), pursuant to which the State Treasury of the Republic of Poland, represented by the Minister of Finance (the “Republic”), proposes to issue and sell its debt securities (the “Securities”).

In rendering this legal opinion I have reviewed the following documents:

a)	the Budget Act for 2003;

b)	the executed Order of the Minister of Finance on the conditions of issuing treasury bonds to be offered on foreign markets dated September 7, 1999 as amended;

c)	the executed Order of the Minister of Finance concerning the exemption to collect income tax on certain categories of income of non-residents dated March 7, 2002.

Having considered these documents and such other documents and matters as I deemed necessary, and having regard to the laws of the Republic of Poland to which this opinion is limited, I am of the opinion that when Securities have been duly authorized pursuant to the above Orders and duly executed and delivered by the Republic, issued and authenticated pursuant to a Fiscal Agency Agreement and delivered to, and paid for by, the underwriters in the manner contemplated by the Registration Statement, the Securities will constitute valid and legally binding obligations of the Republic, provided that such issue of Securities when aggregated with any other debt securities issued by the Republic do not exceed the borrowing limits set forth in the Budget Act for relevant year.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the captions “Legal Matters” and “Validity of the Securities” in the Registration Statement. In giving such consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

/s/  SYLWESTER MAJEWSKI

On behalf of Marek Ochman, Director of Legal Department

Sylwester Majewski, Deputy Director of Legal Department